EXHIBIT 23.2

Consent of Kost Forer Gabbay & Kasierer, A Member of Ernst & Young Global

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Marlborough Software Development Holdings Inc. of our report dated August 17, 2010, with respect to the carve-out consolidated financial statements of the Business Acquired from Press-Sense Ltd. (by Bitstream Inc.) included in the Registration Statement (Form S-1) for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Tel-Aviv, Israel
December 21, 2011

/s/ KOST FORER GABBAY and KASIERER
A Member of Ernest & Young Global